Exhibit 99.1

Investor and Financial Contact:

Carol Cox

Investor Relations

(760) 603-7208

Life Technologies Announces Second Quarter 2012 Results

Revenue increased to $950 million

GAAP earnings per share (EPS) increased to $0.67, or $0.96 on a non-GAAP basis, an increase of 8 percent

Free Cash Flow of $232 million

Company repurchased $150 million of shares through July; total of $335 million year to date

CARLSBAD, CA, July 31, 2012 – Life Technologies Corporation (NASDAQ: LIFE) today announced results for its second quarter ended June 30, 2012. Revenue for the second quarter was $950 million, an increase of 1 percent over the $945 million reported for the second quarter of 2011. Excluding the impact of currency, revenue growth for the quarter was 1 percent compared to the same period of the prior year.

“We finished the first half of 2012 in line with our expectations, as strength in our BioProduction and Ion Torrent businesses enabled us to grow revenue in the second quarter by 5 percent, excluding nearly $40 million in headwinds from expected declines in sales of our SOLiD™ 5500 product and qPCR royalties,” said Gregory T. Lucier, chairman and chief executive officer of Life Technologies.

“During the quarter, we continued to deliver on our innovation pipeline, launching new Ion AmpliSeq™ clinical research products, selling a record number of our QuantStudio™ digital qPCR instruments and expanding our capabilities to commercialize novel stem cell technologies. In July, we made significant progress in building out our diagnostics franchise with the tuck-in acquisitions of Navigenics and Pinpoint Genomics, which in combination will allow us to offer a unique lung cancer clinical test to the pathology and oncology community.”

“For the second half of 2012, we continue to expect solid growth in our Ion Torrent platform, as we begin shipping Ion Proton™ Sequencers in September, and in our emerging and applied markets. However, based primarily on increased headwinds from currency and an incrementally more conservative outlook for our European operations, we are revising our 2012 guidance. We are now expecting our organic revenue growth to be at the low end of our previously provided range of 2 to 4 percent and non-GAAP earnings per share in a range of $3.90 to $4.00.”

Life Technologies reported current quarter results compared to the quarter ended June 30, 2011. Results are non-GAAP unless indicated otherwise. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today’s press release.

Analysis of Second Quarter 2012 Results

•	Second quarter revenue increased 1 percent over the prior year. Revenue growth without the impact from currency was 1 percent.

•

Gross margin in the second quarter was 65.4 percent, approximately 120 basis points higher than the same period of the prior year primarily driven by favorable product mix from an expected decline in SOLiD revenue and a benefit from the roll off of currency hedges which were in place last year, partially offset by lower royalty revenue.

•

Operating margin was 28.6 percent in the second quarter, approximately 80 basis points higher than the same period of the prior year. Operating margin improvement was primarily due to improved gross margins, partially offset by the company’s annual merit and promotion increases and continued investment in Greater China, Ion Torrent and Medical Sciences.

•	Second quarter tax rate was 27.6 percent.

•	Second quarter EPS increased 8 percent to $0.96 and included a $0.02 impact from weaker foreign exchange rates compared to the company’s guidance at March month end rates.

•

Diluted weighted shares outstanding were 181.3 million in the second quarter, a decrease of 3.5 million shares over the prior year. The decrease was a result of the continuation of the company’s share repurchase program, partially offset by dilution from employee equity programs and issuance of shares associated with Ion Torrent milestone. The company repurchased $150 million or 3.6 million shares through July. Year to date, the company repurchased a total of $335 million or 7.6 million shares.

•

Cash flow from operating activities for the second quarter was $256 million. Second quarter capital expenditures were $24 million, resulting in free cash flow of $232 million. The company ended the quarter with $303 million in cash and short-term investments.

Business Group Highlights:

•

Research Consumables revenue was $403 million, an increase of 1 percent compared to the prior year. Excluding the impact from currency, revenue for the business group grew 1 percent, as a result of growth in cell culture products, benchtop instruments, and molecular biology consumables.

•

Genetic Analysis revenue was $353 million in the second quarter, a decrease of 6 percent over the same period last year. Excluding the impact from currency, revenue decreased 6 percent as a result of an expected $30 million decline in SOLiD instrument sales and an $8 million decline in qPCR royalties, offset by increased sales in Ion Torrent. Excluding the impact of the SOLiD and qPCR royalties, Genetic Analysis increased 5 percent.

•

Applied Sciences revenue was $194 million in the second quarter, an increase of 15 percent over the same period last year. Excluding the impact from currency, revenue grew 15 percent, primarily due to increases in BioProduction and Forensics.

•

Regional revenue growth rates excluding currency for the quarter compared to the same quarter of the prior year were as follows: the Americas declined 2 percent, Europe grew 1 percent, Asia Pacific grew 17 percent and Japan declined 6 percent. Excluding the decline in SOLiD and qPCR royalty revenues, the Americas grew 2 percent, Europe grew 4 percent, Asia Pacific grew 19 percent and Japan grew 2 percent.

Board of Directors Authorized $750 million Share Repurchase

The company announced that its Board of Directors has approved a share repurchase program, authorizing the company to purchase up to $750 million of its common stock. This is in addition to the approximately $62 million remaining as of July 31, 2012 from existing share repurchase authorizations.

“We remain committed to a balanced capital allocation program that includes returning a significant portion of our free cash flow annually to investors and using the remaining cash flow to support strategic opportunities in key franchises and expansion into new markets,” said Gregory T. Lucier, chairman and chief executive officer of Life Technologies. “In 2012, we have already spent $335 million to repurchase shares and are committed to executing on this new authorization beginning in the second half of 2012.”

Fiscal Year 2012 Outlook

Subject to the risk factors detailed in the Safe Harbor Statement section of this release, the company is updating its guidance to reflect increased headwinds from foreign exchange rates at June month end rates and an incrementally more conservative outlook to its operations in Europe. The company’s updated 2012 guidance is for organic revenue growth at the low end of its previously provided range of 2 to 4 percent over 2011 revenues of $3.7 billion. Additionally, the company is lowering the top end of its range by $0.05 and is now expecting non-GAAP earnings per share in a range of $3.90 to $4.00. The revision to non-GAAP EPS range is based on weaker foreign exchange rates at June month end and the dilution from the recently announced acquisitions of Navigenics, Inc. and Pinpoint Genomics, Inc. The company will provide further detail on its business outlook during the webcast today.

Webcast Details

The company will discuss its financial and business results as well as its business outlook on its webcast at 4:30 PM ET today. This webcast will contain forward-looking information. The webcast will include a discussion of “non-GAAP financial measures” as that term is defined in Regulation G. For actual results, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the company’s financial results determined in accordance with GAAP, as well as other material financial and statistical information to be discussed on the webcast will be posted at the company’s investor relations website at https://ir.lifetechnologies.com. The webcast can be accessed through the investor relations page of the company’s website at https://ir.lifetechnologies.com/events.cfm. A replay of the webcast will be available on the company’s website through Tuesday, August 21, 2012.

About Life Technologies

Life Technologies Corporation (NASDAQ: LIFE) is a global biotechnology company with customers in more than 160 countries using its innovative solutions to solve some of today’s most difficult scientific challenges. Quality and innovation are accessible to every lab with its reliable and easy-to-use solutions spanning the biological spectrum with more than 50,000 products for agricultural biotechnology, translational research, molecular medicine and diagnostics, stem cell-based therapies, forensics, food safety and animal health. Its systems, reagents and consumables represent some of the most cited brands in scientific research including: Ion Torrent™, Applied Biosystems®, Invitrogen™, GIBCO®, Ambion®, Molecular Probes®, Novex®, and TaqMan®. Life Technologies employs approximately 10,400 people and upholds its ongoing commitment to innovation with more than 4,000 patents and exclusive licenses. LIFE had sales of $3.7 billion in 2011. Visit us at our website: www.lifetechnologies.com.

Safe Harbor Statement

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and Life Technologies intends that such forward-looking statements be subject to the safe harbor created thereby. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the company. Such forward-looking statements include, but are not limited to, statements relating to financial projections, including revenue and pro forma EPS projections; success of acquired businesses, including cost and revenue synergies; development and increased flow of new products; leveraging technology and personnel; advanced opportunities and efficiencies; opportunities for growth; expectations of prospective new standards, new delivery platforms, and new selling specialization and effectiveness; and corporate strategy and performance. A number of the matters discussed in this press release and presentation that are not historical or current facts deal with potential future circumstances and developments, including future research and development plans. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: volatility of the financial markets; and the risks that are described from time to time in Life Technologies’ reports filed with the SEC. This press release and presentation speaks only as of its date, and the company disclaims any duty to update the information herein.

Non-GAAP Measurements

This press release includes certain financial information which constitutes “non-GAAP financial measures” as defined by the SEC. The GAAP measures which are most directly comparable to these measures, as well as a reconciliation of these measures with the most directly comparable GAAP measures, can be found on the investor relations portion of the company’s website at www.lifetechnologies.com.

Investor and Financial Contact:

Carol Cox

Investor Relations

(760) 603-7208

ir@lifetech.com

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For the three months ended June 30, 2012	For the three months ended June 30, 2011
(unaudited)
Revenues	$949,309	$941,135
Cost of revenues	328,359	340,075
Purchased intangibles amortization	75,961	76,476

Gross profit	544,989	524,584

Gross margin	57.4%	55.7%
Operating expenses:
Selling, general and administrative	266,049	254,764
Research and development	84,816	91,085
Business consolidation costs	9,429	18,666

Total operating expenses	360,294	364,515

Operating income	184,695	160,069
Operating margin	19.5%	17.0%
Interest income	515	1,153
Interest expense	(29,237)	(42,774)
Other expense, net	(2,600)	(3,589)

Total other expense, net	(31,322)	(45,210)

Income from operations before provision for income taxes	153,373	114,859
Income tax provision	(31,070)	(19,646)

Net income	122,303	95,213
Net loss attributable to non-controlling interests	51	253

Net income attributable to controlling interest	$122,354	$95,466
Effective tax rate	20.3%	17.1%
Add back interest expense for subordinated debt, net of tax	—	33

Numerator for diluted earnings per share	$122,354	$95,499

Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.69	$0.53

Diluted earnings per share attributable to controlling interest	$0.67	$0.52

Weighted average shares used in per share calculation:
Basic	178,168	179,031
Diluted	181,307	184,761

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIAITON BETWEEN

GAAP AND NON-GAAP NET INCOME

(in thousands, except per share data)	For the three months ended June 30, 2012		For the three months ended June 30, 2011
(unaudited)
GAAP net income	$122,303		$95,213

Non-GAAP revenue adjustments
Purchase accounting related adjustments	278		801
Charges on a discontinued product	—		2,837

Total Non-GAAP revenue adjustments	278	(1)	3,638	(1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	75,961		76,476
Charges on a discontinued product	—		2,094

Total Non-GAAP cost of revenues and purchased intangible adjustments	75,961	(2)	78,570	(2)

Non-GAAP Operating Expense Adjustments:
Purchase accounting related adjustments	923		1,921
Business consolidation costs	9,429		18,666

Total Non-GAAP Operating Expense Adjustments	10,352	(3)	20,587	(3)

Non-GAAP Other Expense Adjustments:
Noncash interest expense charges	—		8,833
Other expense	5		—

Total Non-GAAP Other Expense Adjustments	5	(4)	8,833	(4)

Non-GAAP Income Tax Provision Adjustments:
Income tax adjustments	(35,053	) (5)	(43,434	) (5)

Total Non-GAAP Income Tax Provision Adjustments	(35,053)		(43,434)

Non-GAAP Net Income	$173,846		$163,407
Non-GAAP loss attributable to controlling interest	51	(6)	148	(6)

Non-GAAP Net Income Attributable to Controlling Interest	$173,897		$163,555
Add back of interest expense for subordinated debt, net of tax	—		33
Non-GAAP Numerator for diluted earnings per share	$173,897		$163,588

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$0.98		$0.91

Diluted earnings per share attributable to controlling interest	$0.96		$0.89

Weighted average shares used in per share calculation:
Basic	178,168		179,031
Diluted	181,307		184,761

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the three months ended June 30, 2012, Non-GAAP earnings resulted in total revenue of $949.6 million, gross profit of $621.2 million with gross margin of 65.4%, operating profit of $271.3 million with operating margin of 28.6%, and an income tax provision of $66.1 million with the Non-GAAP effective tax rate of 27.6% with the above adjustments.

For the three months ended June 30, 2011, Non-GAAP earnings resulted in total revenue of $944.8 million, gross profit of $606.8 million with gross margin of 64.2%, operating profit of $262.9 million with operating margin of 27.8%, and an income tax provision of $63.1 million with the Non-GAAP effective tax rate of 27.9% with the above adjustments.

Notes

(1)

Add back purchased deferred revenue of $0.3 million and $0.8 million for the three months ended June 30, 2012 and 2011, respectively, and add back revenue related to returns of a discontinued product of $2.8 million for the three months ended June 30, 2011.

(2)

Add back amortization of purchased intangibles of $76.0 million and $76.5 million for the three months ended June 30, 2012 and 2011, respectively, and add back charges for inventory reserves related to a discontinued product of $2.1 million for the three months ended June 30, 2011.

(3)

Add back depreciation of purchase accounting property, plant, and equipment revaluation of $0.9 million and $1.9 million, and business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $9.4 million and $18.7 million for the three months ended June 30, 2012 and 2011, respectively.

(4)

Add back charges related to non-cash interest expense for senior convertible debts of $7.3 million and imputed finance charge of $1.5 million associated with contingent consideration on business acquisitions for the three months ended June 30, 2011, and other non-recurring charges for the three months ended June 30, 2012.

(5)

Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit, adjusted for noncash charges for purchase accounting property, plant, and equipment revaluation, net of tax benefit.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)	For the six months ended June 30, 2012	For the six months ended June 30, 2011
(unaudited)
Revenues	$1,888,423	$1,837,029
Cost of revenues	642,041	640,778
Purchased intangibles amortization	148,066	152,627

Gross profit	1,098,316	1,043,624

Gross margin	58.2%	56.8%
Operating expenses:
Selling, general and administrative	519,447	507,606
Research and development	173,413	183,859
Business consolidation costs	23,696	33,349

Total operating expenses	716,556	724,814

Operating income	381,760	318,810
Operating margin	20.2%	17.4%
Interest income	1,279	2,040
Interest expense	(64,975)	(85,919)
Other expense, net	(8,316)	(4,941)

Total other expense, net	(72,012)	(88,820)

Income from operations before provision for income taxes	309,748	229,990
Income tax provision	(54,806)	(41,198)

Net income	254,942	188,792
Net loss attributable to non-controlling interests	51	361

Net income attributable to controlling interest	$254,993	$189,153

Effective tax rate	17.7%	17.9%
Add back interest expense for subordinated debt, net of tax	12	66

Numerator for diluted earnings per share	$255,005	$189,219

Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.43	$1.05

Diluted earnings per share attributable to controlling interest	$1.40	$1.02

Weighted average shares used in per share calculation:
Basic	178,521	179,698
Diluted	182,210	185,513

LIFE TECHNOLOGIES CORPORATION

ITEMIZED RECONCILIAITON BETWEEN

GAAP AND NON-GAAP NET INCOME

(in thousands, except per share data)	For the six months ended June 30, 2012		For the six months ended June 30, 2011
(unaudited)
GAAP net income	$254,942		$188,792

Non-GAAP revenue adjustments
Purchase accounting related adjustments	642		1,731
Charges on a discontinued product	(457)		2,836

Total Non-GAAP revenue adjustments	185	(1)	4,567	(1)

Non-GAAP cost of revenues and purchased intangible adjustments
Purchased intangibles amortization	148,066		152,627
Purchase accounting related adjustments	—		(1,372)
Charges on a discontinued product	—		2,094
Settlement of historical portion of licensing dispute	(169)		—

Total Non-GAAP cost of revenues and purchased intangible adjustments	147,897	(2)	153,349	(2)

Non-GAAP Operating Expense Adjustments:
Purchase accounting related adjustments	1,849		5,519
Business consolidation costs	23,696		33,349
Settlement of historical portion of licensing dispute	(934)		—

Total Non-GAAP Operating Expense Adjustments	24,611	(3)	38,868	(3)

Non-GAAP Other Expense Adjustments:
Noncash interest expense charges	5,382		17,558
Other expense	5,302		—

Total Non-GAAP Other Expense Adjustments	10,684	(4)	17,558	(4)

Non-GAAP Income Tax Provision Adjustments:
Income tax adjustments	(83,128	) (5)	(81,999	) (5)

Total Non-GAAP Income Tax Provision Adjustments	(83,128)		(81,999)

Non-GAAP Net Income	$355,191		$321,135
Non-GAAP loss attributable to controlling interest	51	(6)	158	(6)

Non-GAAP Net Income Attributable to Controlling Interest	$355,242		$321,293
Add back interest expense for subordinated debt, net of tax	12		66
Non-GAAP Numerator for diluted earnings per share	$355,254		$321,359

Non-GAAP Earnings per common share:
Basic earnings per share attributable to controlling interest	$1.99		$1.79

Diluted earnings per share attributable to controlling interest	$1.95		$1.73

Weighted average shares used in per share calculation:
Basic	178,521		179,698
Diluted	182,210		185,513

Summary of Reconciliation between GAAP and Non-GAAP Net Income

For the six months ended June 30, 2012, Non-GAAP earnings resulted in total revenue of $1.9 billion, gross profit of $1.2 billion with gross margin of 66.0%, operating profit of $554.5 million with operating margin of 29.4%, and an income tax provision of $137.9 million with the Non-GAAP effective tax rate of 28.0% with the above adjustments.

For the six months ended June 30, 2011, Non-GAAP earnings resulted in total revenue of $1.8 billion, gross profit of $1.2 billion with gross margin of 65.2%, operating profit of $515.6 million with operating margin of 28.0%, and an income tax provision of $123.2 million with the Non-GAAP effective tax rate of 27.7% with the above adjustments.

Notes

(1)

Add back purchased deferred revenue of $0.6 million and adjust for revenue related to a discontinued product of $0.5 million for the six months ended June 30, 2012. Add back purchased deferred revenue of $1.7 million and revenue related to returns of a discontinued product of $2.8 million for the six months ended June 30, 2011.

(2)

Add back amortization of purchased intangibles of $148.1 million and adjust for $0.2 million related to the historical portion of the settlement of a licensing dispute for the six months ended June 30, 2012. Add back amortization of purchased intangibles of $152.6 million, charges for inventory reserves related to a discontinued product of $2.1 million, and purchase accounting related cost of revenue revaluation of $0.5 million which was offset by contingent consideration revaluation of $1.9 million for the six months ended June 30, 2011.

(3)

Add back depreciation of purchase accounting property, plant, and equipment revaluation of $1.8 million and $5.5 million, and business consolidation costs including restructuring and integrating acquired entities, aligning acquired and existing operations through business transformation activities and costs associated with divesting entities of $23.7 million and $33.3 million for the six months ended June 30, 2012 and 2011, respectively. Adjust for compensation cost of $0.9 million related to the historical portion of the settlement of a licensing dispute for the six months ended June 30, 2012.

(4)

Add back charges associated with a divestiture activity of $5.3 million, charges related to non-cash interest expense for senior convertible debts of $1.7 million and the extinguishment of a line of credit facility of $3.7 million for the six months ended June 30, 2012. Add back charges related to non-cash interest expense for senior convertible debts of $14.5 million and charges for imputed finance charge of $3.1 million associated with contingent consideration on business acquisitions for the six months ended June 30, 2011.

(5)

Non-GAAP tax adjustment due to the exclusion of the aforementioned business combination related charges, non cash charges, and one-time costs which are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. These deductions produce a GAAP only tax benefit which is added back for Non-GAAP presentation.

(6)	Non-GAAP net loss attributable to non-controlling interest, net of tax benefit, adjusted for noncash charges for purchase accounting property, plant, and equipment revaluation, net of tax benefit.

The Company reports Non-GAAP results which excludes costs that are not indicative of the profitability or cash flows of the Company’s ongoing or future operations. Such costs are restructuring cost, business transformation expenses, amortization and depreciation of deferred revenue, intangibles assets, and fixed assets, and revaluation charges for inventories, contingent consideration liabilities, asset impairments, and in process research and development expenses, incurred as a result of business combinations as well as the impact from the divestiture and discontinuance of product lines. The Company also excludes noncash interest expense associated with convertible debt bifurcation and noncash charges associated with non-controlling interests. In addition, the Company excludes one-time costs including the early repayment of debt and the associated impacts, and the impact of certain settlements in order to provide a supplemental comparison of the results of operations.

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended June 30,
(in thousands)(unaudited)	2012	2011
Net income	$254,942	$188,792
Add back amortization and share-based compensation	197,206	200,391
Add back depreciation	62,005	60,366
Balance sheet changes	(46,413)	(103,168)
Other noncash adjustments	(107,773)	(26,842)

Net cash provided by operating activities	359,967	319,539
Capital expenditures	(48,747)	(33,799)

Free cash flow	311,220	285,740
Net cash used in investing activities	(61,101)	(50,101)
Net cash used in financing activities	(822,918)	(543,721)
Effect of exchange rate changes on cash	(5,995)	14,641

Net decrease in cash and cash equivalents	$(578,794)	$(293,441)

LIFE TECHNOLOGIES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and short-term investments	$303,450	$881,994
Trade accounts receivable, net of allowance for doubtful accounts	630,436	636,998
Inventories	395,808	377,866
Prepaid expenses and other current assets	209,113	196,759

Total current assets	1,538,807	2,093,617

Long-term assets	6,943,203	7,094,346

Total assets	$8,482,010	$9,187,963

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$252,677	$450,839
Short-term borrowings	100,000	—
Accounts payable, accrued expenses and other current liabilities	662,298	1,045,467

Total current liabilities	1,014,975	1,496,306

Long-term debt	2,047,280	2,297,653
Other long-term liabilities	727,909	794,778
Stockholders’ equity	4,691,846	4,599,226

Total liabilities and stockholders’ equity	$8,482,010	$9,187,963